UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 19, 2006

CERTEGY INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	001-16427	58-2606325
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Second Avenue South Suite 1100S St. Petersburg, FL	33701
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (727) 227-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The merger contemplated by the Agreement and Plan of Merger dated as of September 14, 2005 between Certegy Inc., a Georgia corporation (the “Company”), one of the Company’s wholly owned subsidiaries and Fidelity National Information Services, Inc., a Delaware corporation, is a “change in control” within the meaning of the Company’s Annual Incentive Plan (the “Plan”), which is an annual performance-based cash bonus plan.

Under the Plan, upon a change in control such as the merger, participants in the Plan, including the executive officers, are entitled to receive an award for the year in which the merger occurs, equal to the greater of that year’s target award or the projected results compared to Plan targets at the time of the merger, prorated through the date of the change in control.

On January 19, 2006, the Compensation Committee of the Board of Directors of the Company approved bonuses under the Plan pursuant to the change in control provision described above, prorated through the anticipated effective date of the merger, based on target bonuses for the participants. Payment of the bonuses is contingent upon the consummation of the merger.

In addition to approving bonuses pursuant to the change in control provisions in the Plan (contingent upon consummation of the merger), the Compensation Committee also approved payment of bonuses for the 2005 fiscal year based upon the Company’s achievement of previously reported Plan objectives, subject to confirmation of Company results through the annual auditing process.

The foregoing summary of the Plan does not purport to be complete, and is qualified in its entirety by reference to the text of the Plan filed as Exhibit 10.46 to the Company’s Current Report on Form 8-K filed on February 10, 2005 (File No. 001-16427), which is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERTEGY INC.

	By:	/s/ Michael T. Vollkommer
Date: January 25, 2006		Michael T. Vollkommer Executive Vice President and Chief Financial Officer